UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*
                                       --


                                 K2 DESIGN, INC.
     ---------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    482731106
                                 --------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [    ]       Rule 13d-1(b)

         [ X ]        Rule 13d-1(c)

         [   ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.482731106                                             Page 2 of 6 Pages
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                                  SCHEDULE 13G



 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Joseph Besecker
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)

           (a)  ______
           (b)  ______
--------------------------------------------------------------------------------

 3         SEC USE ONLY
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 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------

                     5        SOLE VOTING POWER

                              94,700 shares
    NUMBER OF
      SHARES         -----------------------------------------------------------
   BENEFICIALLY      6        SHARED VOTING POWER
     OWNED BY
       EACH                   57,700 shares
    REPORTING        -----------------------------------------------------------
      PERSON         7        SOLE DISPOSITIVE POWER
       WITH
                              94,700 shares
                     -----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER

                              57,700 shares
                     -----------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.482731106                                             Page 3 of 6 Pages
--------------------------------------------------------------------------------


9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   254,600 shares
--------------------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.6%
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON (See Instructions)

                   IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.482731106                                             Page 4 of 6 Pages
--------------------------------------------------------------------------------


ITEM 1(A)           NAME OF ISSUER:

                         K2 Design, Inc.
--------------------------------------------------------------------------------
ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   c/o New York Information Technology Center
                         30 Broad Street
                         New York, New York 10004
--------------------------------------------------------------------------------
ITEM 2(A)           NAME OF PERSON FILING:

                         Joseph Besecker
--------------------------------------------------------------------------------
ITEM 2(B)           ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
                    RESIDENCE:

                         160 North Pointe Blvd.
                         Suite 200
                         Lancaster, PA 17601
--------------------------------------------------------------------------------
ITEM 2(C)           CITIZENSHIP:

                         United States
--------------------------------------------------------------------------------
ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                         Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
ITEM 2(E)           CUSIP NUMBER:

                         482731106
--------------------------------------------------------------------------------
ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                         Not applicable.
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.482731106                                             Page 5 of 6 Pages
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ITEM 4              OWNERSHIP:

                    (a) Amount Beneficially Owned: Joseph Besecker currently beneficially owns 254,600 shares of common stock, which represents 7.6% of the outstanding company common stock, par value $.01 per share. Of the 254,600 shares, 94,700 shares are held individually by Joseph Besecker, 102,200 shares are held by his spouse, and 57,700 are held by CJ Jeb Ventures, of which Mr. Besecker is a general partner and has shared voting and shared dispositive power of the stock. Mr. Besecker has no voting or dispositive power of the 102,200 shares owned by his wife.

                    (b)   Percent of Class:  7.6% (see Item 4(a))


                    (c)   Number of Shares as to which such person has:

                          (i) sole power to vote or direct the vote: 94,700 shares (see Item 4(a))

                          (ii) shared power to vote or direct the vote: 57,700 shares (see Item 4(a))

                          (iii) sole power to dispose or to direct the
                                disposition of: 94,700 shares (see Item 4(a))

                          (iv) shared power to dispose or to direct the disposition of: 57,700 shares (see Item 4(a))
--------------------------------------------------------------------------------

ITEM 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           Not applicable.
--------------------------------------------------------------------------------

ITEM 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                           No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.482731106                                             Page 6 of 6 Pages
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ITEM 7              IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                    ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                           Not applicable.
--------------------------------------------------------------------------------

ITEM 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           Not applicable.
--------------------------------------------------------------------------------

ITEM 9              NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.
--------------------------------------------------------------------------------

ITEM 10             CERTIFICATIONS:

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






                                   MAY 31, 2000
                                   ------------
                                   Date

                               /S/ JOSEPH BESECKER
                               -------------------
                                   Joseph Besecker